                CAPITAL RE CORPORATION AND SUBSIDIARIES
      Exhibit 11 Statement Re: Computation of Per Share Earnings
                             (Unaudited)
            (Dollars in thousands except per share amounts)



                              Three Months Ended    Six Months Ended
                                   June 30,              June 30
                              ------------------    ----------------
                              1997       1996       1997        1996
                              ------------------    ----------------

Earnings per common share
(Primary and Fully Diluted)
Average shares outstanding
during the period             15,861     15,698     15,862    15,483


Net Income                    16,108     13,285     33,245    26,052
Earnings per common share      $1.02      $0.85      $2.10     $1.68
                              ======     ======     ======    ======


Notes: The per share data for 1997 and 1996 does not include the net effect of dilutive stock options, since the dilution from the earnings per share amount is less than 3%.